Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 14, 2016, by and among Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and the entities and natural person listed on Exhibit A hereto and their respective Affiliates (collectively, the “Sub Lender”) (each of the Company and the Sub Lender, a “Party” to this Agreement, and collectively, the “Parties”).

WHEREAS, Sub Lender is the Lender under the loan agreement dated as of July 25, 2012, by and between the Company and Sub Lender, and as amended June 25, 2013, March 4, 2014 and May 8, 2015 (the “Loan Agreement”);

WHEREAS, the Company has requested that that the Sub Lender affirm the availability of additional advances under Loan Agreement, and the Company’s auditors requested confirmation from the Sub Lender to affirm the availability of additional advances under the Loan Agreement;

WHEREAS, the Sub Lender has conducted a review of the Loan Agreement and determined to reaffirm the availability of additional advances under the Loan Agreement;

WHEREAS, two other stockholders of the Company have nominated for election to the Company’s board of directors (the “Board”) at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”) two individuals, Dr. Mark Greene and Dr. Anthony Fiorino (the “Stockholder Nominees”), and the Sub Lender has indicated that it supports the election to the Board of outside nominees, which may include the Stockholder Nominees; WHEREAS, the Board’s Corporate Governance and Nominating Committee (the “Committee”) along with other members of the Board have conducted a review considering the qualifications of Dr. Greene and Dr. Fiorino to serve on the Board and has recommended that both of such individuals be promptly elected to the Board, to fill vacancies created by the Board in the classes of directors whose terms will expire at the annual meetings of stockholders to be held in 2017 and 2018, respectively;

WHEREAS, the Committee and the other members of the Board have considered the appropriate size of the Board, and have concluded that upon the elections of Dr. Greene and Dr. Fiorino, the number of directors on the Board should be seven (7), and as such Brendan Ford, a current member of the Board, has agreed to resign from the Board at the time contemplated herein; and

WHEREAS, the Company and the Sub Lender each believe that the best interests of the Company and its stockholders would be served by, among other things, avoiding the substantial expense and disruption that could result from disagreements between the Company and Sub Lender regarding the matters referenced in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.           Reaffirmation of the Loan Agreement.

(a)           Sub Lender reaffirms its obligations to make available to the Company, and to fund upon the Company’s request as required by the express terms of, the Loan Agreement;

(b)           Sub Lender reaffirms all Draws contemplated by Article 2 of the Loan Agreement subject to the terms and conditions of the Loan Agreement.

(c)           Sub Lender agrees to certify the undertakings set forth in this Section 1 to the Company’s independent public accountant promptly upon request by the Company.

2.           Board Matters; Board Elections; Other Matters.

(a)           The Sub Lender acknowledges that (i) neither Stockholder Nominee will be compensated by Sub Lender for such Stockholder Nominee’s service on the Board; and (ii) while serving on the Board, all members of the Board must comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company, including without limitation by entering into and complying with the provisions of any confidentiality agreements entered into from time to time by all directors.

(b)           The Parties acknowledge that the effectiveness of this Agreement, and the performance of Sub Lender’s obligations hereunder, are conditioned in part upon the following:

(i)           promptly following the execution of this Agreement and the execution by the proposed appointees of director agreements and the submission of such proposed appointees of completed director questionnaires (all in forms reasonably requested by the Company), the Board shall (x) elect Dr. Greene to fill a vacancy (which may if necessary be created by expansion of the Board) in the class of directors whose terms will expire at the annual meeting of stockholders to be held in 2017, and (y) elect Dr. Fiorino to fill a vacancy (which may if necessary be created by expansion of the Board) in the class of directors whose terms will expire at the annual meeting of stockholders to be held in 2018; and

(ii)           Mr. Ford shall, immediately following the filing by the Company of its Annual Report on Form 10-K for the year ended December 31, 2015, resign from the Board.

(c)           Notwithstanding anything contained herein to the contrary, the provisions of Sections 1, 2 and 3 of this Agreement shall automatically terminate upon the occurrence of a “Change of Control” transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of either of such sections. For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, or (ii) the Company enters into a stock-for-stock or stock-and-cash-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities.

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(d)           Sub Lender agrees that at any stockholders’ meeting (or adjournments or postponements thereof) during the Standstill Period (other than the 2016 Annual Meeting), Sub Lender shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it or any of its Affiliates to be counted as present for quorum purposes and to be voted, or caused to be voted, on the Company’s proxy card or voting instruction form, for each of the director nominees recommended to stockholders by the Board, as identified in the Company's definitive proxy statement filed in respect of such stockholders' meeting (and not in favor of any other nominees to serve on the Board) and against the removal of any members of the Board whose removal is not recommended by the Board. During the Standstill Period, Sub Lender shall not execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company. Neither Sub Lender nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with the foregoing.

(e)           The Sub Lender agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(f)           The Sub Lender shall have the right to immediately terminate this Agreement and all of its obligations hereunder in the event (a) the Board does not elect Dr. Greene and Dr. Fiorino and (b) Mr. Ford does not resign from the Board both as contemplated herein.

3.           Standstill Provisions.

(a)           Unless otherwise approved by the Board, the Sub Lender agrees that, from the date of this Agreement until the date that is eighteen (18) months after such date (the “Standstill Period”), neither it nor any of its Related Persons (as defined herein) nor any other persons acting under the control or direction of any member of the Sub Lender will, and it will cause each of its Related Persons and such other persons not to, directly or indirectly, alone or in concert with others, in any manner to:

(i)           execute any proxy card or voting instruction form in respect of any stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company. Sub Lender shall not take any position, make any statement or take any action inconsistent with the foregoing;

(ii)           solicit, encourage or in any way engage in any solicitation of, any proxies or written consents or conduct any non-binding referendum, or assist or participate in any way, directly or indirectly, in any solicitation of proxies or written consents or otherwise become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

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(iii)           acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in the Sub Lender (together with all Affiliates thereof ) having beneficial ownership (after giving effect to such acquisition) of more than 9.99% of the shares of Common Stock outstanding at such time (the “Percentage Ownership Limit”); provided that nothing herein will require Common Stock to be sold to the extent the Sub Lender exceeds the ownership limit under this paragraph solely as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock so long as the beneficial ownership interest of the Sub Lender does not increase thereafter (except solely as a result of further corporate actions taken by the Company);

(iv)           sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Sub Lender to any person or entity not a (A) party to this Agreement, (B) member of the Board, (C) officer of the Company, or (D) an Affiliate of a member of the Sub Lender (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that the Sub Lender knows would result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial ownership interest of more than 9.9% in the aggregate of the shares of Common Stock outstanding at such time, except in a transaction approved by a majority of the entire Board;

(v)           engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(vi)           form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A and their Affiliates, but does not include any other entities or persons not identified on Exhibit A as of the date hereof or their Affiliates); provided, however, that nothing herein shall limit the ability of an Affiliate of the Sub Lender to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(vii)           take any action that would be deemed, pursuant to this Agreement, to be Acting in Concert (as defined herein) with another person relating to changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect;

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(viii)           demand a copy of the Company’s list of stockholders or its other books and records, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise;

(ix)           deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the Sub Lender and otherwise in accordance with this Agreement;

(x)           seek or encourage the removal of any director from the Board, including seeking or encouraging any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company;

(xi)           take any action in support of or make any proposal or request that constitutes: (A) impeding or facilitating the acquisition of control of the Company by any person, (B) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (C) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

(xii)           (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, disposition or other business combination involving the Sub Lender and the Company, or encourage, initiate or support any other third party in any such related activity or (C) make any public communication in opposition to any Company acquisition or disposition activity approved by the Board;

(xiii)           communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(xiv)           otherwise publicly act to seek to influence the management, the Board or policies of the Company;

(xv)           acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(xvi)           enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xvii)           take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to take any action challenging the validity or enforceability of any provisions of this Section 3; or

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(xviii)           publicly make any request to amend, waive or terminate any provision of this Section 3 (including, without limitation, this Section 3(a)(xviii)), or make or seek permission to make any public announcement with respect to any of the foregoing, except in accordance with this Agreement or as otherwise required by applicable law or as required by applicable law or stock exchange listing requirement.

(b)           As used in this Agreement, the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially ownership,” except that, solely for the purposes of clause (iv) of Section 3(a), a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person, and any other person with whom such person or such person’s Affiliates or Associates is Acting in Concert (as herein defined) or any Affiliate or Associate of such other person.

(c)           For purposes of this Agreement, a person shall be deemed to be “Acting in Concert” with another person if such persons would be deemed a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(d)           As of the date of this Agreement, the Sub Lender is not engaged in any discussions or negotiations and do not have any agreements or understandings, whether or not legally enforceable, concerning the acquisition of beneficial or economic ownership of any securities of the Company, and have no actual knowledge that any other stockholders of the Company have any present or future intention of taking any actions that if taken by the Sub Lender would violate any of the terms of this Agreement. Sub Lender agrees during the Standstill Period to refrain from knowingly taking any actions which would reasonably be expected to have the effect of encouraging other stockholders to engage in the actions referred to in the previous sentence.

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4.           Representations and Warranties of the Company. The Company represents and warrants to the Sub Lender that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5.           Representations and Warranties of Sub Lender. The Sub Lender, jointly and severally, represent and warrant to the Company that (a) the authorized signatory of each one of Sub Lenders set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by the Sub Lender, and is a valid and binding obligation of the Sub Lender, enforceable against the Sub Lender in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by each member of the Sub Lender does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (d) Exhibit A includes all Affiliates and Associates of any members of the Sub Lender that own any shares of Common Stock, directly or indirectly, beneficially or of record, and (e) as of the date of this Agreement, the Sub Lender is deemed to beneficially own, in the aggregate, 15,330,083 shares of Common Stock.

6.           Press Release. Promptly following the execution of this Agreement, but in no event later than one (1) business day following the execution of this Agreement, the Company and the Sub Lender shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor Sub Lender shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Sub Lender or any of their respective Affiliates or Representatives shall, directly or indirectly, make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by applicable law or pursuant to the rules of any stock exchange or with the prior written consent of the other Party.

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7.           SEC Filings.

(a)           No later than four (4) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting its entry into this Agreement and certain other matters included herein that are required to be reported on Form 8-K and appending or incorporating by reference this Agreement as an exhibit thereto.

(b)           As soon as practicable following the execution of this Agreement, Sub Lender shall file as soon as practicable an amendment to its Schedule 13D with respect to the Company as required by the Exchange Act.

8.           Confidential Information. Each member of the Sub Lenders acknowledges that information concerning the business and affairs of the Company (“Confidential Information”) will be kept confidential and shall not disclose any of the Confidential Information in any manner whatsoever, without the prior written agreement of the Company, unless disclosure is required by applicable laws or regulations or in connection with any judicial or regulatory proceedings (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process). For purposes of this Agreement, the phrase “Confidential Information” shall not include information which (i) becomes lawfully available to the public other than as a result of a disclosure by the Sub Lender or his or its representatives, (ii) was lawfully available to the Sub Lender on a non-confidential basis prior to its disclosure to the Sub Lender or their representatives by the Company or on its behalf, or (iii) becomes lawfully available to the Sub Lender on a non-confidential basis from a source other than the Company or the Company’s representatives or agents, provided that such source is not bound by a confidentiality agreement with the Company of which the Stockholder Group have been made aware. The Company has no obligation to furnish Confidential Information to the Sub Lender or their representatives by virtue of this Agreement. Each member of the Sub Lender agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information.

9.           Specific Performance. Sub Lender, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of monetary damages). It is accordingly agreed that the Sub Lender (or any of the entities and natural persons listed on Exhibit A), on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

10.           Sub Lender Representative. Sub Lender hereby irrevocably appoints Mark Nordlicht, as such member’s attorney-in-fact and representative (the “Sub Lender Representative”), in such member’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each member of the Sub Lender, upon any action taken by the Sub Lender Representative or upon any document, notice, instruction or other writing given or executed by the Sub Lender Representative.

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11.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

12.           Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile if sent during normal business hours of the recipient, and on the next business day (of the recipient) if sent after normal business hours of the recipient (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Navidea Biopharmaceuticals, Inc.

5600 Blazer Parkway, Suite 200

Dublin, OH 43017

Attention: Ricardo J. Gonzalez, President and Chief Executive Officer

Facsimile: (614) 793-7500

Telephone: (614) 822.2386

Email: rgonzalez@navidea.com

with copies (which shall not constitute notice) to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Telephone: (215) 963-5000 Facsimile: (215) 963-5001 Attention: Justin W. Chairman Email: justin.chairman@morganlewis.com

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If to Sub Lender:	Platinum Management (NY) LLC 250 West 57th Street, 14th Floor New York, NY 10019 Telephone: (212) 582-2222 Facsimile: (212) 582-2424 Attention: Mark Nordlicht Email: mnordlicht@platinumlp.com
With a copy (which shall not constitute notice) to:	Crowell & Moring LLP 1001 Pennsylvania Ave, NW Washington, DC 20004-2595 Telephone: (202) 624-2500 Facsimile: (202) 624-2500 Attention: Morris F. DeFeo, Jr., Esq. Email: mdefeo@crowell.com

13.           Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.

14.           Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Delaware (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12 of this Agreement will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an improper or inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

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15.           Counterparts. This Agreement may be executed and delivered in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery or facsimile), it being understood that all parties need not sign the same counterpart. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

16.           Entire Agreement. This Agreement, together with all exhibits hereto, contains the entire understanding of the Parties hereto with respect to its subject matter, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection herewith. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.

17.           Amendment and Waiver. No modifications of this Agreement can be made except in writing signed by an authorized representative of the Company (with such writing specifically authorized in a written resolution adopted by a majority vote of the entire Board) and, in the case of the Sub Lender, the Sub Lender Representative. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

18.           Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that any material provision of this Agreement has been breached by either Party, and such breach, if curable, remains uncured after thirty (30) days’ written notice from the party seeking to enforce such provision, then the breaching Party shall reimburse the other Party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation, including any appeal therefrom.

19.           Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without, with respect to any member of Sub Lender, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a majority vote of the entire Board), and with respect to the Company, the express prior written consent of the Sub Lender Representative.

20.           No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the Parties hereto, is not enforceable by any other persons, confers no rights hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely hereon.

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21.           Mutual Releases.

(a)           Release by the Sub Lenders. Each Sub Lender, on behalf of itself and its respective heirs, estates, agents, officers, directors, partners, trustees, beneficiaries, successors, predecessors, subsidiaries, principals and affiliates (the “Sub Lender Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to further any claim, action or proceeding against the Company and its successors, affiliates, subsidiaries, officers, directors, partners, employees, agents, representatives, attorneys and any other advisors or consultants (the “Company Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Sub Lender Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Sub Lender Releasors may have for the breach of any provisions of this Agreement.

(b)           Release by the Company. The Company, on behalf of itself and its successors, affiliates, subsidiaries, officers, directors, partners, employees, agents, representatives, attorneys and any other advisors or consultants (the “Company Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to further any claim, action or proceeding against, any member of the Sub Lender and their respective successors, affiliates, subsidiaries, officers, directors, partners, trustees, beneficiaries, employees, agents, representatives, attorneys and any other advisors or consultants (the “Sub Lender Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Company Releasors have, had or may have against the Sub Lender Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Company Releasors may have for the breach of any provisions of this Agreement. This Section 21(b) does not apply to the claims asserted in the pending case captioned Cody Christopherson v. Platinum Partners Value Arbitrage Fund L.P., et al., No. 15-cv-6372 (PAE) (GWG) (S.D.N.Y.) (the “Christopherson Litigation”).

(c)           Transfer and Assignment. Each of the Parties represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other.

(d)           No Limitations on Releases. The Parties waive any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this Section 21. Without limiting the generality of the foregoing, the Parties acknowledge that there is a risk that the damages which they believe they have suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. In addition, the cost and damages they have incurred or have suffered may be greater than or other than those now known. Facts on which they have been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. The Parties acknowledge that in entering into this Agreement, they have expressed that they agree to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action.

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(e)           Releases Binding, Unconditional and Final. The parties hereby acknowledge and agree that the releases and covenants provided for in this Section 21 are binding, unconditional and final as of the date hereof.

22.           No Concession or Admission of Liability. This Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each party hereto, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the parties.

23.           No Litigation.

(a)           No Litigation by the Sub Lender. The Sub Lender covenants and agrees (on behalf of themselves and on behalf of each of their respective Affiliates, Associates and other Representatives), from and after the date of this Agreement until the conclusion of the Standstill Period, not to, directly or indirectly, alone or in concert with others, in any manner pursue, directly or indirectly (or assist any other person or entity to initiate or pursue, directly or indirectly) any litigation, arbitration, suit, claim, or complaint against the Company, its officers, directors, employees or other Representatives of the Company, excluding, however, any litigation, arbitration, suit, claim, or complaint filed solely to remedy a breach of this Agreement.

(b)           No Litigation by the Company. The Company hereby covenants and agrees (on behalf of itself and on behalf of its Affiliates, Associates and other Representatives), from and after the date of this Agreement until the conclusion of the Standstill Period, not to, directly or indirectly, alone or in concert with others, in any manner pursue, directly or indirectly (or assist any other person or entity to initiate or pursue, directly or indirectly) any litigation, arbitration, suit, claim, or complaint against any member of the Sub Lender or their respective Representatives, excluding, however, any litigation, suit, claim, or complaint filed solely to remedy a breach of this Agreement.

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(c)           Exceptions. Notwithstanding Sections 23(a) and 23(b) of this Agreement, nothing contained herein shall limit the ability of any Party to this Agreement (i) to participate in any manner in the Christopherson Litigation or (ii) to provide documents or information responsive to legal process or legal proceedings, or requests from any government or regulatory agency or authority in connection with any formal or informal inquiry, investigation or proceeding (a “Request”) where such legal process or proceeding has not been initiated by, or on behalf of, or at the suggestion of, a Party to this Agreement or their agent or representative. If any Party to this Agreement receives such a Request, it shall give prompt written notice, in accordance with Section 12 hereof, of such Request to the other parties to this Agreement.

24.           Mutual Non-Disparagement. Each of the Parties covenants and agrees that, during the Standstill Period, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can be reasonably be construed to be derogatory or critical of, or negative toward the other Parties or such other Parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services.

25.           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 25.

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26.           Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the Parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature page on next page]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

THE COMPANY: NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Ricardo Gonzalez
Name: Ricardo Gonzalez
Title: CEO, President

SUB LENDER:

PLATINUM PARTNERS VALUE ARBITRAGE FUND L.P.

By:	Platinum Management (NY) LLC, as Investment Manager

By:	/s/ Mark Nordlicht
Name: Mark Nordlicht
Title: Chairman

PLATINUM PARTNERS LIQUID OPPORTUNITY MASTER FUND L.P.
By:	Platinum Liquid Opportunity Management (NY) LLC, as Investment Manager

By:	/s/ Mark Nordlicht
Name: Mark Nordlicht
Title: Chairman

PLATINUM-MONTAUR LIFE SCIENCES, LLC

By:	Platinum Partners Value Arbitrage Fund L.P., as operating member
By:	Platinum Management (NY) LLC, as general partner

By:	/s/ Mark Nordlicht
Name: Mark Nordlicht
Title: Chief Investment Officer

PLATINUM MANAGEMENT (NY) LLC

By:	/s/Mark Nordlicht
Name: Mark Nordlicht
Title: Chairman

PLATINUM LIQUID OPPORTUNITY MANAGEMENT (NY) LLC

By:	/s/ Mark Nordlicht
Name: Mark Nordlicht
Title: Chairman

/s/ Mark Nordlicht
MARK NORDLICHT

EXHIBIT A

The Sub Lender

Platinum Partners Value Arbitrage Fund L.P.

Platinum Partners Liquid Opportunity Master Fund L.P

Platinum-Montaur Life Sciences, LLC

Platinum Management (NY) LLC

Platinum Liquid Opportunity Management (NY) LLC

Mark Nordlicht

EXHIBIT B

Press Release

FOR IMMEDIATE RELEASE

Navidea and Platinum Enter Into Agreement Reaffirming Loan
Obligations and Agreeing to Standstill Provisions

- Two Directors Nominated by Third Parties to Be Appointed to Navidea Board,

One Current Navidea Director to Resign –

DUBLIN, OHIO, March 14, 2016—Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) (“Navidea” or the “Company”) announced today that Navidea and Platinum Management (NY) LLC and certain of its affiliated individuals and entities (referred to in this press release collectively as “Platinum”) have entered into a definitive agreement (the “Agreement”) that among other things reaffirms Platinum’s existing loan agreement with Navidea that was entered into on July 25, 2012. The Agreement also confirms that Platinum concurs with the appointment of two individuals to the Navidea Board of Directors. The Agreement contemplates that Mark Greene, M.D., Ph.D., FRCP and Tony Fiorino, M.D. Ph.D. will be elected to fill vacancies on the Board in the classes of directors whose terms will expire at the annual meetings of stockholders to be held in 2017 and 2018, respectively. Other stockholders of the Company not affiliated with Platinum had recently informed the Company that they intended to nominate Dr. Greene and Dr. Fiorino for election at the upcoming annual meeting of stockholders of the Company to be held in 2016. In view of the Agreement, the Company does not expect a director election contest at the 2016 annual meeting. In addition, the Agreement provides that Mr. Brendan Ford, a current member of the Board, will resign from the Board immediately following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. At that time, Dr. Michael Goldberg, a member of the Company’s Board, will also resign as the Chief Executive Officer of the Company’s subsidiary, Macrophage Therapeutics, Inc. Until a replacement is identified by the Macrophage Therapeutics board, Rick Gonzalez, CEO of Navidea, will assume oversight of daily operating activities.

Anton Gueth, Chairman of the Board of Directors of Navidea, commented, “On behalf of the entire Navidea Board and management, I would like to thank Brendan Ford for his valuable service over the years to Navidea and its stockholders. He has made extensive contributions to our Board for many years, and we appreciate his graciousness in this process of reconstituting our Board and facilitating this important agreement with Platinum. I also want to welcome Dr. Greene and Dr. Fiorino to our Board. We look forward to their contributions. The Board is pleased that we have been able to reach this agreement with Platinum, our subordinated lender and largest stockholder.”

Mark I. Greene M.D., Ph.D., FRCP has been Director of the Division of Immunology, Department of Pathology at University of Pennsylvania School of Medicine since 1986. Dr. Greene was the Associate Director of the Division for Fundamental Research, University of Pennsylvania Cancer Center from 1987-2009 and has been the John Eckman Professor of Medical Science of the University of Pennsylvania School of Medicine since 1989. From 1980 to1986 he served as an Associate Professor of both Harvard University and Harvard Medical School. His groundbreaking work in erbB receptor function led to the development of Herceptin (Genentech) and to the development of a proprietary method for the rapid, reliable design of allosteric inhibitors of receptors and enzymes. Dr. Greene currently serves as a Member of the Scientific Advisory Board of Navidea’s subsidiary Macrophage Therapeutics. He previously served as a scientific advisor to Ception Therapeutics, Antisome PLC and Fulcrum Technologies and also served as a Member of the Scientific Advisory Boards of Fulcrum Pharmaceuticals, Inc. and Tolerx, Inc. He previously served as an Emeritus Director of Emisphere Technologies, Inc. where he also served as a Director. Additionally, Dr. Greene previously served as a Director of Ribi Immunochem Research, Inc. and currently serves as a Consultant of Martell Biosystems, Inc. Dr. Greene has an outstanding record of contributions to cancer biology and drug discovery that is well-documented in over 400 publications. Dr. Greene is a recipient of many awards and patents and has collaborated with a number of pharmaceutical companies. He received his M.D. (1972) and Ph.D. (1977) from the University of Manitoba, Canada, became a Fellow of the Royal College in 1976 and then joined the faculty of Harvard Medical School in 1978.

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Tony Fiorino, M.D., Ph.D. has almost 20 years of experience in biotechnology finance and drug development. He is currently President and CEO of Triumvira Immunologics, located in Hamilton, Ontario, Canada and Hackensack, New Jersey.  Prior to this he was Chief Executive Officer at BrainStorm Cell Therapeutics from 2014-2015, where he continues to serve as Chief Medical Advisor.  Previously, he was a Managing Director at Greywall Asset Management, a healthcare equity fund, and President and Managing Member of Alchimia Partners, his consulting firm. Dr. Fiorino was also Founder, President and CEO of EnzymeRx, where he led the acquisition of a late-stage pre-clinical biologic and the development of the compound through Phase 1/2 clinical trials and its subsequent sale to 3SBio. Before founding EnzymeRx, Dr. Fiorino worked as a biotechnology and pharmaceuticals analyst and portfolio manager at firms including JP Morgan, Citigroup, and Pequot Capital. Dr. Fiorino earned an M.D. (1996) and a Ph.D. (1995) from the Albert Einstein College of Medicine where he studied the differentiation of liver progenitor cells, a B.S. in Biology from the Massachusetts Institute of Technology (1989) and has authored over 20 publications in the medical and scientific literature.

The terms of this Agreement, for a period ending on September 14, 2017, restrict Platinum from executing proxies other than those solicited by or on behalf of the Company, soliciting proxies, purchasing additional shares that would result in a beneficial ownership, as defined in the Agreement, in excess of 9.99% of the outstanding Common Stock of the Company, engaging in certain sale transactions, forming groups with any third parties, seeking to call a special meeting of stockholders, taking any action in support of or making any proposal or request that constitutes impeding or facilitating the acquisition of control of the Company, removing a Board member, or taking certain other actions.

The Agreement will be filed with the United States Securities and Exchange Commission within four business days and the summaries of those documents in this press release are qualified by reference to the full texts of the Agreement, as filed.

About Navidea

Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) is a biopharmaceutical company focused on the development and commercialization of precision immunodiagnostic agents and immunotherapeutics. Navidea is developing multiple precision-targeted products and platforms including Manocept™ and NAV4694 to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making, targeted treatment and, ultimately, patient care. Lymphoseek® (technetium Tc 99m tilmanocept) injection, Navidea’s first commercial product from the Manocept platform, was approved by the FDA in March 2013 and in Europe in November 2014. The development activities of the Manocept immunotherapeutic platform will be conducted by Navidea in conjunction with its subsidiary, Macrophage Therapeutics. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel products and advancing the Company’s pipeline through global partnering and commercialization efforts. For more information, please visit www.navidea.com.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about [the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products] are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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Source: Navidea Biopharmaceuticals, Inc.

Navidea Biopharmaceuticals
Investors

Tom Baker, 617-532-0624
tbaker@navidea.com

or

Media
Sharon Correia, 978-655-2686
Associate Director, Corporate Communications

or

David Schull, 858-717-2310

david.schull@russopartnersllc.com

###

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